Exhibit 11
                         Statement re per share earnings


                        Three Months Ended           Six Months Ended
                           December 31,                December 31,
                       1996           1995          1996          1995
                   -------------- ------------ ------------- --------------

Net income (loss)  $  (183,501)    $  487,348    $ (510,443)  $     38,673

Preferred dividends                   152,110                      304,220

                   -------------- ------------ ------------- --------------
Earnings (loss)
 available for
 common
 shareholders      $  (183,501)    $  335,238    $ (510,443)  $   (265,547)
                   ============== ============ ============= ==============

Weighted average
 number of shares
  outstanding       10,859,203      5,703,598    10,698,414      5,566,254


Common stock
 equivalents                -       4,467,710           -        4,467,710

Shares used to
calculate per      -------------- ------------ ------------- --------------
 share earnings     10,859,203     10,171,308    10,698,414     10,033,964
                   ============== ============ ============= ==============


Per share earnings
 (loss)             $     (0.02)   $     0.03    $    (0.05)    $   (0.03)
                   ============== ============ ============= ==============